Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE          November 4, 2010
FreightCar America, Inc. Reports Third Quarter 2010 Results
Chicago, IL, November 4, 2010 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for its third quarter ended September 30, 2010, with revenues of $41.3 million and a net loss of $4.7 million, or $0.39 per diluted share. For the second quarter of 2010, the Company reported revenues of $31.0 million and a net loss of $1.3 million, or $0.11 per diluted share. For the third quarter of 2009, the Company generated revenues of $55.1 million and net income of $1.1 million, or $0.09 per diluted share.
The Company delivered 600 railcars to customers in the third quarter of 2010, all of which were new railcars. This compares to 614 railcars delivered in the second quarter of 2010 and 695 railcars delivered in the third quarter of 2009. There were 17 units ordered in the third quarter of 2010, compared to 14 units ordered in the second quarter of 2010 and no railcars ordered in the third quarter of 2009. Total backlog was 2,417 units at September 30, 2010 compared to 3,000 units at June 30, 2010 and 777 units at September 30, 2009.
“Our sales and order volume for the third quarter of 2010 reflects the continuation of challenging market conditions and resultant low level of demand for coal-carrying railcars. The results for the third quarter, as compared to last quarter, reflect the impact of ongoing competitive price pressures, the influence of sales mix, and additional administrative expenses incurred to support our strategic growth efforts. As we move forward, we will continue to focus on factors within our control: maximizing operational efficiency, strict cost management, preservation of our strong liquidity position and maintenance of our financial flexibility,” said Ed Whalen, President and Chief Executive Officer.
Gross margin for the third quarter of 2010 was $(0.8) million, or (2%), compared to $3.7 million or, 11.8% for the second quarter of 2010 and $6.9 million, or 12.5%, for the third quarter of 2009.
Selling, general and administrative expenses for the third quarter of 2010 were $6.5 million, compared to $5.8 million for the second quarter of 2010 and $6.6 million for the third quarter of 2009.
The Company’s effective tax rate for the third quarter of 2010 was 40.3% compared to 41.9% for the second quarter of 2010. The favorable tax treatment of certain amortization provides additional tax benefit to the Company, increasing its effective tax rate in periods of loss and reducing its effective tax rate during periods of profitability.
Cash and marketable securities on hand as of September 30, 2010 were $96.8 million, compared to $131.9 million as of June 30, 2010 and $133.7 million as of September 30, 2009. The decrease in cash reflects an increase in inventories and accounts receivable and a decrease in customer deposits. The Company’s $30 million revolving credit facility remains undrawn.
Railcars under lease totaled $65.9 million at the end of the third quarter of 2010 compared to $66.5 million at the end of the second quarter of 2010 and $61.9 million at the end of the third quarter of 2009.
“Looking forward, we continue to expect railcar pricing to be very competitive, keeping pressure on margins until volume recovers. Over the long term, we have begun to see some signs of improvement in the market that we believe could lead to increased demand for coal-carrying railcars. Positive trends in year-over-year electricity generation and coal loadings continue, coal stockpiles are down compared to the prior year, and railcars continue to come out of storage. We believe this activity will translate into increased demand for coal cars over the long term and we are well positioned to effectively meet our customers’ needs,” said Whalen.
Whalen added, “On November 2, 2010, we announced the closing of our acquisition of the business assets of DTE Rail Services, Inc., a non-regulated subsidiary of DTE Energy Resources, Inc., for $23.3 million in cash. This important acquisition furthers the Company’s strategic growth initiative to expand our presence in the railcar services sector. We will continue to evaluate similar strategic opportunities. FreightCar America’s coal car market position, strong balance sheet and strategic initiatives will enable it to emerge from the economic downturn as a more competitive company.”

The Company will host a conference call on Thursday, November 4, 2010 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter 2010 financial results. To participate in the conference call, please dial (800) 288-8967. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on November 4, 2010 until 11:59 p.m. (Eastern Standard Time) on December 4, 2010. To access the replay, please dial (800) 475-6701; International dial (320) 365-3844. The replay pass code is 174781. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; Lakewood, Colorado; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2010	2009
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$95,711	$98,015
Restricted cash	1,110	1,420
Securities available for sale, at fair value	—	29,976
Accounts receivable, net	7,103	3,728
Inventories	48,243	40,800
Leased railcars held for sale	6,686	2,200
Property, plant and equipment held for sale	2,478	2,478
Other current assets	12,334	9,467
Deferred income taxes, net	14,125	15,315

Total current assets	187,790	203,399

Long term inventory	12,893	5,611
Property, plant and equipment, net	26,116	28,170
Railcars on operating leases	59,188	58,771
Goodwill	21,521	21,521
Deferred income taxes	20,515	13,404
Other long-term assets	3,739	4,690

Total assets	$331,762	$335,566

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,799	$16,948
Accrued payroll and employee benefits	3,849	7,958
Accrued postretirement benefits	5,329	5,329
Accrued warranty	7,972	9,146
Customer deposits	15,330	4,631
Other current liabilities	5,125	5,332

Total current liabilities	56,404	49,344

Accrued pension costs	15,574	15,675
Accrued postretirement benefits, less current portion	57,321	57,962
Other long-term liabilities	4,859	6,332

Total liabilities	134,158	129,313

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,855	97,979
Treasury stock, at cost	(37,001)	(37,123)
Accumulated other comprehensive loss	(18,183)	(18,578)
Retained earnings	153,750	163,761

Total FreightCar America stockholders’ equity	197,548	206,166
Noncontrolling interest in India JV	56	87

Total stockholders’ equity	197,604	206,253

Total liabilities and stockholders’ equity	$331,762	$335,566

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Revenues	$41,330	$55,131	$91,859	$199,022
Cost of sales	42,148	48,252	89,108	165,865

Gross (loss) profit	(818)	6,879	2,751	33,157

Selling, general and administrative expense	6,503	6,595	18,048	20,630
Plant closure income	—	—	—	(495)

Operating (loss) income	(7,321)	284	(15,297)	13,022

Interest expense, net	(562)	(210)	(827)	(505)

Operating (loss) income before income taxes	(7,883)	74	(16,124)	12,517
Income tax (benefit) provision	(3,178)	(971)	(6,798)	2,101

Net (loss) income	(4,705)	1,045	(9,326)	10,416
Less: Net loss attributable to noncontrolling interest in India JV	(9)	(24)	(31)	(72)

Net (loss) income attributable to FreightCar America	$(4,696)	$1,069	$(9,295)	$10,488

Net (loss) income per common share attributable to FreightCar America— basic	$(0.39)	$0.09	$(0.78)	$0.88

Net (loss) income per common share attributable to FreightCar America— diluted	$(0.39)	$0.09	$(0.78)	$0.88

Weighted average common shares outstanding - basic	11,906,193	11,867,314	11,892,724	11,859,361

Weighted average common shares outstanding - diluted	11,906,193	11,875,748	11,892,724	11,864,161

Dividends declared per common share	$—	$0.06	$0.06	$0.18

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(9,326)	$10,416
Adjustments to reconcile net (loss) income to net cash flows used in operating activities:
Depreciation and amortization	4,964	4,024
Other non-cash items	(1,518)	2,359
Deferred income taxes	(6,122)	11,722
Compensation expense under stock option and restricted share award agreements	1,238	1,653
Changes in operating assets and liabilities:
Accounts receivable	(3,375)	70,861
Inventories	(12,289)	(27,075)
Leased railcars held for sale	(6,686)	(7,948)
Prepaid expenses	(4,058)	(197)
Accounts payable	1,664	(19,108)
Accrued payroll and employee benefits	(4,109)	(4,768)
Income taxes receivable/payable	220	(1,789)
Accrued warranty	(1,174)	(1,073)
Customer deposits and other current liabilities	10,492	(6,964)
Deferred revenue, non current	(349)	(599)
Accrued pension costs and accrued postretirement benefits	(345)	(12,204)

Net cash flows (used in) provided by operating activities	(30,773)	19,310

Cash flows from investing activities
Restricted cash deposits	(3,622)	—
Restricted cash withdrawals	3,932	—
Purchase of securities available for sale	(29,982)	(19,967)
Sale of securities available for sale	39,996	—
Maturity of securities available for sale	20,000	—
Cost of railcars on operating leases produced or acquired	—	(8,758)
Sale of railcars on operating leases	169	—
Purchases of property, plant and equipment	(965)	(4,047)

Net cash flows provided by (used in) investing activities	29,528	(32,772)

Cash flows from financing activities
Payments on long-term debt	—	(28)
Deferred financing costs paid	(103)	(5)
Employee restricted stock settlement	(240)	—
Investment in noncontrolling interest by joint venture partner	—	142
Cash dividends paid to stockholders	(716)	(2,148)

Net cash flows used in financing activities	(1,059)	(2,039)

Net decrease in cash and cash equivalents	(2,304)	(15,501)
Cash and cash equivalents at beginning of period	98,015	129,192

Cash and cash equivalents at end of period	$95,711	$113,691